LUCAS ENERGY

September 1, 2008

Mr. Michael G. Maguire
Baron Energy Inc.
1630 Ringling Blvd
Sarasota, Florida 34236

RE: Proposal - Purchase and Sale between Lucas Energy, Inc. ("LEI"), Seller, and, Baron Energy Inc. ("BEI"), Buyer regarding Oil, Gas and Mineral leasehold working interests ("Interests"), Baylor County, Texas described in Exhibit "A" hereto.

Dear Maguire:

Lucas Energy, Inc. has received your expression of interest in purchasing our Green lease, Baylor County, Texas. After review of the property information, we feed that a price of Two Hundred Forty Thousand and No/100 dollars ($240,000.00) would be acceptable to our Board of Directors. We would like to move the transaction forward as detailed below.

LEI, as "seller", proposes, subject to the execution of a definitive and mutually acceptable assignment, to sell, transfer and convey to BEI, as "buyer," upon the following terms and conditions:

A. The Interests:

(1) The Interests shall consist of all of LEI's right, title and interest in the oil, gas and mineral leasehold interests described on Exhibit "A" attached hereto and made a part of this proposal, the wells, oil and gas production equipment, and tanks located thereon including, but not limited to, improvements, structures, facilities, pipelines, personal property, equipment, and appurtenances located thereon and/or used in connection therewith including all appurtenant contracts, rights, easements, privileges and agreements.

(2) LEI's proposal is based upon the following conditions:

(a) LEI agrees to convey (and BEI's payment is conditioned upon receipt of) all of the leasehold interest owned by LEI in and to the

well(s) and lease(s), free of all encumbrances, and all of LEI's net revenue interests in the well/lease(s) on Exhibit "A";

(b) LEI represents that there exists no preferential right or right of first refusal against the Interests;

(3) Originals of all title, geological, reservoir, engineering, financial, land, operations and production files and other relevant data in LEI's possession or control pertaining to the Interests will be turned over to BEI, or its agent, upon closing.

(4) **Purchase Price.** The total purchase price for the Interests shall be Two Hundred Forty Thousand and no/100 dollars ($240,000.00).

(5) **Closing and Effective Date.** Closing shall be held on or before September 4, 2008. Title to, risk of loss and possession of the Assets shall transfer to BEI as of Closing but shall be made effective as of August 1, 2008 at 7:00 a.m. Central Daylight Time.

(7) **Assumption of Liabilities and Obligations.** Except as may otherwise be provided in the assignment(s), as of the Effective Date, BEI will assume all liabilities and obligations accruing to ownership of the Interests from and after the Effective Date and the obligation to plug and abandon existing wells and related facilities in compliance with applicable laws and regulations.

(8) **Special Warranty:** Special Warranty language shall be further defined in the mutually agreeable Assignment, Bill of Sale and Conveyance of the Real Property Assets.

(9) **Confidentiality.** Both BEI and LEI shall hold the subject matter and terms of this agreement confidential until an announcement is made by LEI.

(10) **Closing.** The closing of the transaction contemplated by this letter of intent shall take place on or about 10:00 a.m. local time at the office of Lucas Energy, Inc. Houston, Texas no later than September 4, 2008.

(11) **Governing Law.** This letter of intent is governed by the laws of the State of Texas, excluding any choice of law rules that would direct application of the laws of another jurisdiction. This Purchase Proposal and counterparts, and the executed counterparts shall together constitute one instrument and shall have the same force and effect as if each of the parties had executed the same instrument.

Sincerely,

Lucas Energy, Inc.

By: William A. Sawyer
Vice President

Agreed to and accepted this 2 day of September, 2008.

"BEI"
Baron Energy Inc.

By: Michael G. Maguire
Title: Vice President and COO

EXHIBIT "A"

Attached to and made part of that certain Letter of Intent dated September 1, 2008 by and between Lucas Energy, Inc., as Seller; and Baron Energy Inc., as Buyer.

BAYLOR COUNTY, TEXAS PROPERTY
RENDHAM POOL
GREEN LEASE
(RRC ID # 01423)

1. Oil & Gas Lease dated May 19, 1938 between F. C. Green, et ux, as Lessors, and The British-American Oil Producing Company, as Lessee, such lease is sometimes referred to as the Green "K" Lease, and said lease is duly recorded in Volume 94, Pages 61 of the Deed Records of Baylor County, Texas.

2. Oil & Gas Lease dated May 19, 1938 between F. C. Green, et ux, as Lessors, and The British-American Oil Producing Company, as Lessee, such lease is sometimes referred to as the Green "M" Lease, and said lease is duly recorded in Volume 94, Pages 57 of the Deed Records of Baylor County, Texas.

All equipment on the above leases.

ASSIGNMENT AND BILL OF SALE

STATE OF TEXAS §
§
COUNTIES OF BAYLOR §

This Assignment and Bill of Sale ("Assignment"), effective as of 7:00 a.m., local time, where the Properties are located on **July 1, 2008**, (the "Effective Date") is between the parties listed below:

Lucas Energy, Inc.
3000 Richmond Ave., Suite 400
Houston, Texas 77098

hereinafter called "**Assignor**"

to

Baron Energy Inc.
1630 Ringling Blvd
Sarasota, Florida 34236

hereinafter called "**Assignee**".

I

For ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby assign, sell, transfer, and quit claim unto Assignee, its/their heirs, successors, and assigns forever, without warranty or covenant of title, express or implied, but subject to the limitations, conditions, reservations, agreements and exceptions hereinafter set forth and in the Exhibit(s) attached hereto, and subject to the terms of any applicable instruments of record in the County where the Properties are located, all of Assignor's right title and interest in and to the following real and personal property (the "Properties"):

1. All oil and gas leases, INSOFAR AND ONLY INSOFAR as set out in Exhibit "A", attached hereto and made a part hereof for all purposes. The use of any well or unit name in the heading of Exhibit "A" is for Assignor's identification purposes only and shall not enlarge or diminish the interests assigned herein;

2. All presently existing contracts to the extent they are assignable and to the extent affecting the Leases including agreements for the sale or purchase of oil, gas and associated hydrocarbons, processing agreements, division orders, unit agreements, operating agreements, and all other contracts and agreements arising out of, connected with, or attributable to the production;

3. All personal property, wells, facilities, fixtures, and equipment (save and except the pumping units) situated upon and used solely in connection with the Leases for any operations of any kind or character including, but not limited, to operations for the production, treating, storing, transporting, or marketing of oil, gas and other hydrocarbons from the Leases, but excluding any personal property, wells, fixtures or equipment used in Assignor's operation of any leases and mineral interests not assigned herein;

4. All easements, permits, licenses, surface leases, rights-of-way, servitudes, and all surface or subsurface rights affecting the Leases.

II

Assignee by acceptance hereof assumes responsibility for and agrees to plug and abandon each and every well located on the Properties including but not limited to those wells as shown on Exhibit "A", and to restore the surface of the Properties surrounding such wells in accordance with applicable governmental rules, regulations, laws and orders, and as may be required under any lease, contract or other agreement affecting the Properties (whether or not the plugging or restoration obligation arises prior to or after the Effective Date); and if there is any financial assurance (including, but not limited to, a bond) relating to the Properties on which Assignor is the principal, which financial assurance is required by any law, rule, or regulation, then Assignee shall secure a new financial assurance in the required amount, and supply it to the regulatory body requiring such financial assurance, to the end that Assignor's financial assurance shall be released and discharged. In the event Assignee fails to do any of the foregoing, Assignee agrees to release, indemnify, defend and hold harmless Assignor for all liability for such failure.

III

To the extent that Assignor continues to own any interest to which Assignee requires access through or over the Properties, to the extent permitted under the applicable documents, Assignor and Assignee shall have concurrent and mutual easements to the Properties for the purpose of exploring, drilling, producing, storing and marketing oil and gas from the parties' respective zones, and the parties shall share in any and all rights granted by said contracts and incident to such exploration and production, including, but not limited to, the right to lay pipelines, water lines, power lines, dig pits, erect structures, and do and perform any and all things reasonably necessary to the interests of the respective parties. If Assignee is assigned a Property that covers less than all of the depths in a pooled unit, Assignee shall have no rights to share in any unit production from any depth not assigned herein.

IV

Oil remaining in the tanks above the pipeline connection on the Effective Date hereof shall be the property of Assignor. All gas produced and saved up to such Effective Date shall belong to Assignor. All gas produced and saved after such Effective Date shall belong to Assignee. Assignee agrees to indemnify, defend and hold Assignor harmless from any and all claims relating to the Leases for cash or in-kind gas balancing, regardless of the period of time, price, formation or vintage for which they are asserted, relative to the leases. Any rights of Assignor to receive such cash or in-kind balancing are hereby assigned to Assignee.

V

A. Assignor shall be liable for all ad valorem taxes, real property taxes, personal property taxes, and similar obligations ("Property Taxes") accruing up to but excluding the Effective Date. Accordingly, Property Taxes relating to the ownership of the property in **2007** shall be apportioned by Assignor and Assignee based on a fraction, the numerator of which shall be the number of days the property is owned by the Assignor exclusive of the Effective Date and the denominator of which shall be 365 days. Assignee shall be liable for all property Taxes relating to the ownership of the property for years subsequent to **2008.**

B. Assignee agrees that the purchase price provided for hereunder excludes any sales taxes or other taxes, if any, required to be paid in connection with the sale of the Properties pursuant to this agreement. Assignee shall be liable for and bear all sales and use taxes, conveyance, transfer and recording fees and real estate transfer stamps or taxes, if any, imposed on any transfer of the Properties pursuant to this agreement.

VI

It is the intention and agreement of Assignor and Assignee hereunder that the provisions of this Assignment be severable. Should the whole or any portion of a section or Article be judicially held to be void or invalid, such holding shall not affect other portions which can be given effect without the invalid or void portion.

XI

In addition to this Assignment, Assignor and Assignee shall execute, if applicable, any documents or instruments required by any state or federal authority to further evidence the assignment of interests in and to the Properties by Assignor to Assignee. Such separate assignments of the Properties will be executed and filed by Assignor to Assignee, on officially approved forms, in sufficient counterparts to satisfy applicable statutory and regulatory requirements. Those assignments shall be deemed to contain all of the exceptions, reservations, warranties, rights, titles, powers, and privileges set forth (or incorporated) herein as fully as though they were set forth in each such assignment. The interests conveyed by such separate assignments are the same, and not in addition to, the Properties conveyed herein.

XII

Assignor hereby warrants that Assignor's interest in the Leases, are free and clear of all liens and encumbrances.

ASSIGNOR:

ASSIGNEE:

Lucas Energy, Inc.

By: [signature]
William A. Sawyer, Vice President

STATE OF TEXAS §
COUNTY OF HARRIS §

The foregoing instrument was acknowledged before me this 3 day of September, 2008 by William A. Sawyer, Vice President of Lucas Energy, Inc., a Texas corporation, and on behalf of said corporation.

My Commission Expires:
NOV 13, 2011

[signature]
Notary Public in and for the State of Texas

CHRISTINE FRANCIS CHAYTOR
Notary Public, State of Texas
My Commission Expires
November 13, 2011

ASSIGNEE:

Baron Energy Inc.

By: [signature]
Michael G. Maguire, Vice President

STATE OF TEXAS §
COUNTY OF HARRIS §

The foregoing instrument was acknowledged before me this 4 day of September, 2008 by Michael G. Maguire, Vice President of Baron Energy Inc., a Nevada corporation, and on behalf of said corporation.

My Commission Expires:
October 13, 2010

[signature]
Notary Public in and for the State of Texas

LATARA Q. BRADFORD
Notary Public, State of Texas
My Commission Expires
October 13, 2010

EXHIBIT "A"

Attached to and made part of that certain Letter of Intent dated August 29, 2008 by and between Lucas Energy, Inc., as Seller; and Baron Energy Inc., as Buyer.

BAYLOR COUNTY, TEXAS PROPERTY
RENDHAM POOL
GREEN LEASE
(RRC ID # 01423)

1. Oil & Gas Lease dated May 19, 1938 between F. C. Green, et ux, as Lessors, and The British-American Oil Producing Company, as Lessee, such lease is sometimes referred to as the Green "K" Lease, and said lease is duly recorded in Volume 94, Pages 61 of the Deed Records of Baylor County, Texas.

2. Oil & Gas Lease dated May 19, 1938 between F. C. Green, et ux, as Lessors, and The British-American Oil Producing Company, as Lessee, such lease is sometimes referred to as the Green "M" Lease, and said lease is duly recorded in Volume 94, Pages 57 of the Deed Records of Baylor County, Texas.

All equipment on the above leases.